UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
 the Securities Exchange Act of 1934

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MERRIMAN CURHAN FORD GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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MERRIMAN CURHAN FORD GROUP, INC.

[July 1], 2010

Dear Merriman Curhan Ford Group, Inc. Stockholder:

You are cordially invited to attend Merriman Curhan Ford Group, Inc.’s 2010 annual meeting of stockholders to be held on Tuesday, August 10, at 2:00 p.m., Pacific Time, at 600 California Street, 9th Floor, San Francisco, CA 94108.

An outline of the business to be conducted at the meeting is given in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement. In addition to the matters to be voted on, there will be a report on our progress and an opportunity for stockholders to ask questions.

I hope you will be able to join us. To ensure your representation at the meeting, I encourage you to complete, sign and return the enclosed proxy card as soon as possible. Your vote is very important. Whether you own a few or many shares of stock, it is important that your shares be represented.

Sincerely,

D. Jonathan Merriman
Chief Executive Officer

MERRIMAN CURHAN FORD GROUP, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
 AUGUST 10, 2010

To the Stockholders:

The 2010 annual meeting of stockholders of Merriman Curhan Ford Group, Inc. will be held on Tuesday, August 10, 2010, at 2:00 p.m., Pacific Time, at 600 California Street, 9th Floor, San Francisco, CA 94108. At the meeting, you will be asked:

(1)	To elect seven directors to serve until the 2011 annual meeting of stockholders;
(2)	To approve an amendment of the Certificate of Incorporation to change the name of the Company to Merriman Holdings, Inc.;
(3)	To approve an amendment of the Certificate of Incorporation to effect a reverse stock split at a ratio of 1-to-7;
(4)	To ratify the appointment of Burr Pilger Mayer, Inc. as the Company’s independent auditors; and
(5)	To transact such other business as may properly be presented at the annual meeting.

The foregoing items of business are more fully described in the proxy statement accompanying this notice. If you were a stockholder of record at the close of business on [June 17, 2010], you may vote at the annual meeting and any adjournment or postponement.

We invite all stockholders to attend the meeting in person. If you attend the meeting, you may vote in person even if you previously signed and returned a proxy.

By Order of the Board of Directors,

Michael C. Doran
 Secretary
 San Francisco, California

[July 1, 2010]

YOUR VOTE IS IMPORTANT. TO ASSURE REPRESENTATION OF YOUR SHARES, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE.

MERRIMAN CURHAN FORD GROUP, INC.
 600 California Street, 9th Floor
 San Francisco, California 94108

PROXY STATEMENT
 For the 2010 Annual Meeting of Stockholders
General

The Board of Directors (the “Board”) of Merriman Curhan Ford Group, Inc. (the “Company”), a Delaware corporation, is soliciting this proxy on behalf of the Company to be voted at the 2010 annual meeting of stockholders to be held on Tuesday, August 10, 2010, at 2:00 p.m., Pacific Time, or at any adjournment or postponement thereof. The 2010 annual meeting of stockholders will be held at Merriman Curhan Ford Group, Inc. headquarters, 600 California Street, 9th Floor, San Francisco, California 94108.

Method of Proxy Solicitation

These proxy solicitation materials were mailed on or about July 1, 2010, to all stockholders entitled to vote at the meeting. The Company will pay the cost of soliciting these proxies. These costs include the expenses of preparing and mailing proxy materials for the annual meeting and reimbursement paid to brokerage firms and others for their expenses incurred in forwarding the proxy materials. Directors, officers, and employees of the Company may also solicit proxies, in person, or by mail, telephone, facsimile or email, without additional compensation.

Voting of Proxies

Your shares will be voted as you direct on your signed proxy card. If you do not specify on your proxy card how you want to vote your shares, we will vote signed returned proxies:

•	FOR the election of the Board’s seven nominees for director;
•	FOR the amendment of the Certificate of Incorporation to effect a name change;
FOR the amendment of the Certificate of Incorporation to effect a 1-for-7 reverse stock split; and
•	FOR the ratification of the appointment of Burr Pilger Mayer, Inc. as the Company’s independent auditors.

We do not know of any other business that may be presented at the annual meeting. If a proposal other than those listed in the notice is presented at the annual meeting, your signed proxy card gives authority to the persons named in the proxy to vote your shares on such matters in their discretion.

Required Vote

Record holders of shares of the Company’s common stock and Series D Preferred Stock at the close of business on [June 17, 2010], the voting record date, may vote at the meeting with respect to the election of seven directors, approval of an amendment of the Certificate of Incorporation to effect a name change, approval of an amendment of the Certificate of Incorporation to effect a  1-for-7 reverse stock split, and the appointment of Burr Pilger Mayer, Inc. as the Company’s registered independent accountants.  Each share of common stock and Series D Preferred Stock outstanding on the record date has one vote.  At the close of business on July 17, 2010, there were [________________] shares of common stock issued and outstanding, and [_______________] shares of Series D Preferred Stock issued and outstanding.

The Company’s bylaws and certificate of incorporation provide that a majority of the shares of each of the common stock and the Series D Preferred Stock entitled to vote, represented in person or by proxy, constitutes a quorum for transaction of business. Assuming the presence of a quorum at the annual meeting, the vote of the holders of at least a plurality of the stock having voting power present in person or represented by proxy is required to elect the seven directors.  The common stock and Series D Preferred Stock shall vote together as a single class except with respect to the election of direction.  For the election of directors, certain directors are elected by the holders of common stock and other directors by the holders of Series D Preferred Stock, as explained more fully below.  Cumulative voting is not permitted. Each director election vote is tabulated separately. Abstentions and broker non-votes are counted as present for purposes of establishing a quorum. Broker non-votes, however, will not be considered as part of the voting power present or represented at the annual meeting for purposes of any matter voted on at the meeting.

Revocability of Proxies

You may revoke your proxy by giving written notice to the Secretary of the Company or by delivering a later proxy to the Secretary, either of which must be received prior to the annual meeting, or by attending the meeting and voting in person.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board has nominated seven directors for election at the 2010 annual meeting. If you elect them, they will hold office until the next annual meeting, until their respective successors are duly elected and qualified, or until their earlier resignation or removal.

Vote Required

The affirmative vote of the holders of at least a plurality of the stock having voting power present in person or represented by proxy is required to elect the seven nominees of the Board as directors. Cumulative voting is not permitted with respect to the election of directors. Unless you specify otherwise, your returned signed proxy will be voted in favor of each of the Board’s nominees. In the event a nominee is unable to serve, your proxy may vote for another person nominated by the Board. The Board has no reason to believe that any of the nominees will be unavailable.

Class Voting

Our Certificate of Incorporation, as amended by the Certificate of Designation filed on August 25, 2009 in connection with our recent sale of Series D Preferred Stock, provides for class voting for directors.  The holders of the Company’s common stock have the right to elect five directors, and the holders of the Company’s Series D Preferred Stock have the right to elect four directors.  In the interest of expediency, we are using only one proxy card for holders of both common stock and Series D Preferred Stock.  Completing and returning the proxy card gives the holders of the proxy the right to vote all shares of common stock and all shares of Series D Preferred Stock held by the person returning the proxy card.  The nominees for the seats to be elected by the Series D Preferred Stock are Messrs. Chez, Arno and Bergeron.  Only the votes of holders of Series D Preferred Stock will be counted in the elections for these seats.  The remaining nominees are for seats to be elected by holders of common stock.  Only the votes of holders of common stock will be counted in the elections for these seats.

Number of Directors

Our Certificate of Incorporation, as amended, provides for a total of nine members of our Board of Directors.  We currently have only seven members who are running for reelection, and this proxy statement names only seven members.  Electing seven directors will leave two vacancies on the Board of Directors. One vacancy is due to the fact that one of the investors in our Series D Preferred Stock, Ronald L. Chez, is entitled under the terms of the Investors Rights Agreement entered into in connection with our recent sale of Series D Preferred Stock to nominate a candidate for such seat, and all of the holders of Series D Preferred Stock have agreed in the Investors Rights Agreement to vote for such candidate.  Mr. Chez has not yet indicated whom he wishes to nominate.  In view of this fact, the Nominating and Corporate governance Committee feels that is it desirable to leave one other seat vacant, in order to (i) streamline board meetings and voting; and (ii) maintain the balance between holders of Series D Preferred Stock and Common Stock which was envisioned in the Investors Rights Agreement.  The proxies obtained in connection with this solicitation may not be voted for a greater number of persons than the number of nominees named.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
 STOCKHOLDERS VOTE “FOR” EACH OF THE BOARD’S NOMINEES LISTED BELOW.

Directors

Set forth below are the principal occupations of, and other information regarding, the seven director nominees of the Board. Each of these persons is an incumbent director.

D. Jonathan Merriman, 50, has served as our Chief Executive Officer from October 2000 to the present and served as Chairman of the Board of Directors from February 2001 to November 2007. Prior to that period, Mr. Merriman was President and CEO of Ratexchange Corporation, the predecessor company to Merriman Curhan Ford Group, Inc. Mr. Merriman and his team engineered the transition of Ratexchange, a software trading platform company, into a full-service institutional investment bank, Merriman Curhan Ford. From June 1998 to October 2000, Mr. Merriman was Managing Director and Head of the Equity Capital Markets Group and member of the Board of Directors at First Security Van Kasper. In this capacity, he oversaw the Research, Institutional Sales, Equity Trading, Syndicate and Derivatives Trading departments. From June 1997 to June 1998, Mr. Merriman served as Managing Director and Head of Capital Markets at The Seidler Companies in Los Angeles, where he also served on the firm’s Board of Directors. Before Seidler, Mr. Merriman was Director of Equities for Dabney/Resnick/Imperial, LLC. In 1989, Mr. Merriman co-founded the hedge fund company Curhan, Merriman Capital Management, Inc., which managed money for high net worth individuals and corporations. Before Curhan, Merriman Capital Management, Inc., he worked in the Risk Arbitrage Department at Bear Stearns & Co. as a trader. Prior to Bear Stearns, Mr. Merriman worked at Merrill Lynch as a financial analyst and as an institutional equity salesman. Mr. Merriman received his Bachelor of Arts in Psychology from Dartmouth College and completed coursework at New York University’s Graduate School of Business. Mr. Merriman has served on the Boards of several organizations and currently holds a seat on the Board of Directors of Leading Brands, Inc.

Ronald L. Chez, 69, has served as a member of our Board of Directors since September 2009.  Mr. Chez is, and has been since 1971, the president and sole owner of Ronald L. Chez, Inc., a corporation that deals with financial management consulting, public and private investment, structuring of new ventures, and mergers and acquisitions.  He is also the non-executive Chairman of EpiWorks, Inc. a privately held epitaxial wafer manufacturer based in Champaign, IL, and a managing member of Nalu LLC, a privately held restaurant company based in Chicago, IL.   Mr. Chez has also served on the boards of several other public and private companies.   Mr. Chez graduated from the University of Illinois (with special honors) with a Bachelors of Arts degree in Political Science and is a member of the Phi Beta Kappa Society.

Dennis G. Schmal, 63, has served as a member of our Board of Directors and as chair of our audit committee since August 2003. Mr. Schmal has also served as a member of our compensation committee since March 2007 and has served on the Nominations and Corporate Governance Committee since September 2005. From February 1972 to April 1999, Mr. Schmal served as a partner in the audit practice at Arthur Andersen LLP. As a senior business advisor with special focus in finance, he has extensive knowledge of financial reporting and holds the CPA designation. Besides serving as chairman of the board of a private company, Mr. Schmal also serves on the Board of Directors for Varian Semiconductor Equipment Associates, Inc. (VSEA), a public company, and on the boards of the twelve mutual funds comprising the AssetMark family of mutual funds, three hedge funds sponsored by Wells Fargo Bank and eight exchange traded funds (ETF’s) sponsored by Grail Advisors.  Mr. Schmal also served on the board of NorthBay Bancorp (NBAN), a public bank holding company, until it was sold in 2007. Mr. Schmal attended California State University, Fresno where he received a Bachelor of Science degree with honors in Business Administration- Finance and Accounting Option.

William J. Febbo, 41, has served as a member of our Board of Director since April 2007. Mr. Febbo was Chief Executive Officer and founder of MedPanel, Inc., an online medical market intelligence firm, from January 1999 to April 2007. At MedPanel, Mr. Febbo oversaw the company's sales, marketing, technology, finance and content development organizations. We acquired MedPanel, Inc. in April 2007 (now Panel Intelligence, LLC), where Mr. Febbo continued his responsibilities.  Mr. Febbo and other investors formed Panel Intelligence, LLC (a Massachusetts corporation) which acquired the assets of Panel Intelligence, LLC (Delaware) from the Company on January 30, 2009.  Mr. Febbo continues to serve on the Company’s Board of Directors but ceased to be an employee of the Company.  Mr. Febbo has been Treasurer on the Board of the United Nations of Greater Boston since November 2004. Prior to founding MedPanel, Inc., Mr. Febbo was Chairman of the Board of Directors of Pollone, a Brazilian manufacturing venture in the automotive industry, from January 1998 to January 1999. From January 1996 to January 1999, Mr. Febbo was with Dura Automotive working in business development and mergers and acquisition overseas. Mr. Febbo received his B.S. degree in international studies, with a focus on economics and Spanish, from Dickinson College.

Jeffrey M. Soinski, 48, has served as a member of our Board of Directors since August 2008.  Since September 2009, Mr. Soinski has served as Chief Executive Officer of Medical Imaging Holdings, Inc. and its wholly-owned operating company Unisyn Medical Technologies, Inc., a national provider of technology-enabled service solutions to the medical imaging industry.  Since July 2008, Mr. Soinski has also served as a Special Venture Partner with Galen Partners, a leading private equity firm focused solely on the healthcare industry.  From December 2001 until its acquisition by C.R. Bard in June 2008, Mr. Soinski was President and CEO of Specialized Health Products International, Inc., a publicly-traded manufacturer and marketer of proprietary safety medical products. In 2008, Mr. Soinski was named “Utah CEO of the Year” for small public companies by Utah Business magazine.  Prior to Specialized Health Products, Mr. Soinski had been President and CEO of ViroTex Corporation, a ventured-backed pharmaceutical company he sold to Atrix Laboratories, Inc. in 1998.  Mr. Soinski holds a B.A. degree from Dartmouth College.

Andrew Arno, 51, has served as a member of our Board of Directors and as Vice Chairman of our subsidiary, Merriman Curhan Ford & Co., since September 2009.  In January 2009, Mr. Arno established Unterberg Capital LLC where he continues to be a managing member. Mr. Arno was a managing director at Collins Stewart LLC from July 2007 until November 2008.  Collins Stewart LLC acquired C.E. Unterberg, Towbin in July 2007.  Mr. Arno joined C.E. Unterberg, Towbin in 1990 as a managing director responsible for Capital Markets and was appointed chief executive officer in 2006. From 1987-1989, Mr. Arno was a vice president at Lehman Brothers. From 1981-1987 he served as vice president at L.F. Rothschild Unterberg, Towbin Holdings, Inc. where he was involved in portfolio management for high-net-worth individuals.  Mr. Arno holds a B.A. degree from George Washington University.

Douglas G. Bergeron, 49, has served as a member of our Board of Directors since September 2009.  Mr. Bergeron has served as Chief Executive Officer and a director of VeriFone Holdings, Inc. since its formation in July 2002 and of VeriFone, Inc. since July 2001.  From December 2000 to June 2002, Mr. Bergeron was Group President of Gores Technology Group and, from April 1999 to October 2000 served as President and Chief Executive Officer of Geac Computer Corporation.  From 1990 to 1999, Mr. Bergeron served in a variety of executive management positions at SunGard Data Systems Inc., including Group CEO of SunGard Brokerage Systems Group and President of SunGard Futures Systems.  Mr. Bergeron is a member of the Listed Company Advisory Committee of the NYSE Euronext (the “NYSE”).  Mr. Bergeron holds a Bachelor of Arts degree (with Honors) in computer science from York University in Toronto, Canada, and a Masters of Science degree from the University of Southern California.

Executive Officers

Peter V. Coleman, 42, has served as Chief Financial Officer for Merriman Curhan Ford Group, Inc. since May 2008 and Chief Operating Officer since January 2009 and has served as Chief Executive Officer of our subsidiary, Merriman Curhan Ford & Co. since June 2009.  Mr. Coleman was most recently with ThinkPanmure, an investment bank, where he served as CFO since March 2007, COO since November 2006, Director of Research from September 2005 until November 2006, head of Software Research from November 2004 to September 2005, the Head of Brokerage from June 2006 until June 2007, and was a member of the board of directors since April 2007.    Prior to that he was a principal and senior research analyst at Schwab SoundView, where he focused on technology. Coleman has also held various positions as an analyst and trader with Banc of America Securities, Montgomery Securities and SunTrust Capital Markets. He began his career as a credit officer with Wells Fargo Bank.  Mr. Coleman holds a B.A. from the University of San Diego.

Robert E. Ford, 50, served as President of the MCF Services Group of our subsidiary, Merriman Curhan Ford & Co. from January 2009 until February 2010, and served as President of Merriman Curhan Ford Group, Inc. from February 2001 until June 2009, and also served as Chief Operating Officer from February 2001 to January 2009. He brings 20 years of executive and operations experience to the Company. Prior to joining Merriman Curhan Ford Group, Inc., from February 2000 to February 2001, Mr. Ford was a co-Founder and CEO of Metacat, Inc., a content management ASP that specialized in enabling supplier catalogs for Global 2000 private exchanges and eMarketplaces. From June 1996 to December 1999, he was President/COO and on the founding team of JobDirect.com, a leading resume and job matching service for university students, which was acquired by Korn Ferry International. Previously, Mr. Ford co-founded and managed an education content company from September 1994 to 1996. Prior to that, from May 1992 to August 1994, he headed up a turnaround and merger as General Manager of a 65 year-old manufacturing and distribution company. Mr. Ford started his career as VP of Business Development at Lazar Enterprises, a technology-consulting firm he helped operate from June 1989 to February 1992. He earned his Masters in International Business and Law from the Fletcher School of Law and Diplomacy in 1989 at Tufts University and a BA with high distinction from Dartmouth College in 1982.

Christopher L. Aguilar, 47, served as General Counsel of Merriman Curhan Ford Group, Inc. from March 2000 to April 2009. From August 1995 to March 2000, Mr. Aguilar was a partner at Bradley, Curley & Asiano, a San Francisco law firm, where he represented the interests of public and private corporations, small businesses and individuals in commercial litigation. Mr. Aguilar has also worked for the San Francisco City Attorney and Alameda County District Attorney’s offices. Mr. Aguilar received his juris doctorate degree from the University of California, Hastings College of the Law. He also attended Oxford University as an undergraduate and received his Bachelor of Arts degree from the Integral Program at St. Mary’s College of California where he was included in Who’s Who among American Colleges and Universities. Mr. Aguilar has served as an adjunct professor at University of California, Hastings College of the Law.

There are no family relationships among any of the foregoing officers or between any of the foregoing executive officers and any Director of the Company.

Director Independence

The listing standards of the NASDAQ Stock Market require that a majority of our Board of Directors be comprised of independent directors. The Board has determined that the following Board members are independent, consistent with the guidelines of the NASDAQ Stock Market: Dennis G. Schmal, Jeffrey M. Soinski, Douglas G. Bergeron, Ronald L. Chez, John M. Thompson (Mr. Thompson, who is serving as our Chairman up until the date of the 2010 Annual Meeting of Stockholders meeting, has chosen not to run for reelection at this meeting), Patrick H. Arbor (who resigned as a director in May 2009), Steven W. Town (who resigned as a director in May 2009), Raymond J. Minehan (who resigned as a director in May 2009), and Robert J. Majteles (who resigned as a director in March 2009). The board based this determination primarily on a review of the responses of our directors and executive officers to questions regarding employment and compensation history, affiliations and family and other relationships and on discussions with the directors.  Accordingly, only independent members of the Board constitute its Audit, Nominations and Corporate Governance and Compensation Committees.

Board Meetings and Committees

In 2009, the Board of Directors held four regular meetings of the Board and three special meetings. During 2008, no incumbent director attended fewer than 75% of the aggregate of (a) the total number of meetings of the Board of Directors held during the period for which he has been a director and (b) the total number of meetings held by all committees of the Board of Directors on which he served during the period that he served. The Company has the following Board committees:

Audit Committee.  The principal functions of the Audit Committee are to engage our independent accounting firm, to consult with our auditors concerning the scope of the audit and to review with them the results of their examination, to approve the services performed by the independent auditors, to review and approve any material accounting policy changes affecting our operating results and to review our financial control procedures and personnel. The following Board members served as Audit Committee members during 2009: Dennis G. Schmal, Patrick Arbor (who resigned as a director in May 2009), Raymond Minehan (who resigned as a director in May 2009), John M. Thompson (who has chosen not to run for reelection) and Jeffrey M. Soinski..  Mr. Arbor and Mr. Minehan resigned from the Board and the Audit Committee in May 2009 and were replaced with Mr . Thompson and Mr. Soinski.  Mr. Schmal serves as the Chairman of the Audit Committee and is a Financial Expert in satisfaction of the Sarbanes-Oxley and the NASDAQ Stock Market requirements.  Mr. Minehan was also identified as a Financial Expert. The Board of Directors has determined that Mr. Schmal is the “audit committee financial expert” and “independent” as defined under applicable SEC and NASDAQ rules. The Board’s affirmative determination for Mr. Schmal was based, among other things, upon his 27 years at Arthur Andersen LLP, a majority of which were spent as a partner in the audit practice.

The Audit Committee held four regular meetings and two special meetings in 2009. The Audit Committee approves the engagement of and the services to be performed by the Company’s independent accountants and reviews the Company’s accounting principles and its system of internal accounting controls. The Board has determined that all members of the Audit Committee are “independent” as that term is defined in Rule 4200(a)(15) of the listing standards of the NASDAQ Stock Market.

The Audit Committee is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and expects the Company’s directors, as well as its officers and employees, to act ethically at all times and to acknowledge their adherence to the Company’s policies. The Company’s Board of Directors has adopted a written charter for the Audit Committee. The Audit Committee charter is available at www.merrimanco.com.

Compensation Committee.  The Compensation Committee of the Board of Directors has exclusive authority to establish the level of compensation paid to the Company’s executive officers and certain employees and administers the Company’s stock option plans. The following Board members served as Compensation Committee members during 2009: Mr. Schmal, Mr. Town (who resigned as a director in May 2009), and Mr. Minehan (who resigned as a director in May 2009). Mr. Schmal served as Chairman of the Committee until May 2009 and was succeeded by Mr. Thompson (who has chosen not to run for reelection).  The current membership of the Compensation Committee consists of Mr. Chez, Mr. Thompson and Mr. Bergeron, and the chairman is Mr. Thompson.  It is a fully independent committee, consistent with guidelines of the NASDAQ Stock Market. The Compensation Committee held six meetings in 2009. The Compensation Committee charter is available at www.merrimanco.com.

Nominations and Corporate Governance Committee.  This committee is responsible for identifying qualified individuals to become Board members, make recommendations that the Board select director nominees, develop and recommend corporate governance principles to the Board and take a leadership role in corporate governance. The following Board members served as Nominations and Corporate Governance Committee members during 2009: Mr. Schmal, Mr. Soinski, Mr. Thompson (who has chosen not to run for reelection) and Mr. Town (who resigned as a director in May 2009).  Currently, Mr. Soinski is the chairman of this committee, and Mr. Thompson and Mr. Schmal are members.  The committee has approved a Charter and each member is independent, consistent with the guidelines of the NASDAQ Stock Market. The Committee will consider qualified and timely stockholder nominees on the same basis that it considers other nominees. Stockholders who wish to submit nominations to the Board for the 2011 annual meeting should submit such nominees to the Company’s Secretary no later than March 3, 2011 at 600 California Street, 9th Floor, San Francisco, CA 94108. The Board has no specific minimum qualifications for nominating directors to the Board, but the Board seeks to nominate the most qualified candidates from whatever source. The Board has no formal process for evaluating nominations for directors. When an opening arises on the Board, the Board considers all qualified candidates. The committee met once in 2009. The Nominations and Corporate Governance Committee charter is available at www.merriman.com.

Stockholder Communications with the Board of Directors.  Stockholders interested in communicating with our Board of Directors may do so by writing to our Secretary, Michael C. Doran, at 600 California Street, 9th Floor, San Francisco, CA 94108. Our Secretary will review all stockholder communications. Those that appear to contain subject matter reasonably related to matters within the purview of our Board of Directors will be forwarded to the entire Board or the individual Board member to whom the communication was addressed. Obscene, threatening or harassing communications will not be forwarded. We encourage the members of our Board to attend our annual meeting of stockholders, although attendance is not mandatory. No members of the Board attended the 2009 stockholders’ meeting.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or Securities Exchange Act of 1934, as amended.

The Audit Committee reviews our financial reporting process on behalf of the Board of Directors. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in the 2009 Annual Report on Form 10-K, as amended, with Company management and the independent registered public accounting firm. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles.

The Audit Committee discussed with the independent registered public accountants the matters required to be discussed by Statement on Auditing Standards No. 61,  Communication with Audit Committees , as amended. The audit committee has also received written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 Independence Discussions with Audit Committees (which relates to the accountant’s independence from the Company and its related entities) and has discussed with the independent registered public accounting firm their independence from the Company.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board the inclusion of the audited financial statements in the Company’s 2009 Annual Report on Form 10-K, as amended, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE
Dennis G. Schmal, Chairman
John M. Thompson
Jeffrey M. Soinski

EXECUTIVE COMPENSATION

SUMMARY 2009 COMPENSATION TABLE

The following table sets forth the compensation earned by our Chief Executive Officer, our two other most highly compensated executive officers, and one individual for whom disclosure would have been provided but for the fact that he was not serving as an executive officer during the years ended December 31, 2009, whom we refer to as our named executive officers.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d) (1)	Stock Awards ($) (e)	Option Awards ($) (f)	Total ($) (g)
D. Jonathan Merriman	2009	273,376	25,000	—	2,391,865	2,690,241
Chief Executive Officer	2008	222,917	—	—	—	222,917
	2007	250,000	1,315,000	—	23,970	1,588,970

Peter V. Coleman	2009	210,635	25,000	—	1,019,515	1,255,150
Chief Financial Officer	2008	120,914	—	—	50,925	171,839
Chief Operating Officer	2007	—	—	—	—	—

Robert E. Ford (1)	2009	175,270	—	—	283,280	458,550
Chief Operating Officer	2008	222,917	—	—	—	222,917
	2007	250,000	830,000	61,875	22,992	1,164,867

Christopher L. Aguilar	2009	59,825	—	—	—	59,825
General Counsel	2008	208,693	—	—	75,730	284,423
	2007	225,000	290,000	8,875	9,042	532,917

(1)
The amounts included in column (d) are bonuses awarded under Executive and Management Bonus Plan (“EMB”), designed to reward our named executive officers and other employees to the extent that the Company achieves or exceeds its business plan for a particular year. The EMB provides for a bonus pool to be established based on achieving the Company’s annual business plan, with the Committee retaining discretion to allocate the bonus pool. If the Company’s business plan with respect to a calendar year is not met, only small amounts will be paid under the EMB for that year. While the amount of the total bonus pool that is available for awards under the EMB is based on the Company achieving certain performance targets, the actual amount to be paid to each of our named executive officers is determined by the Compensation Committee of our Board and our Board, based on their discretion. In 2008, by agreement between the executive management and the Compensation Committee, the named executive officers received no bonus, regardless of the EMB.

The Black Scholes model assumptions (averaged over each year) are as follows:

	2009	2008	2007
Volatility	128%	70%	63%
Avera Average expected term (years)	2.4	6.3	4.2
Risk-free interest rate	1.23%	3.10%	4.55%
Dividend yield	—	—	—

Each of Messrs. Merriman and Ford were parties to employment agreements with the Company which expired in 2007 and have not yet been renewed. Compensation awarded to our named executive officers was determined by the compensation committee of our Board.

Pursuant to its practice, the Company provides Messrs. Merriman and Coleman with parking at the Company’s principal offices.

OUTSTANDING EQUITY AWARDS AT 2009 FISCAL YEAR-END
	Option Awards				Stock Awards
	Number of	Number of			Number of	Market Value of
	Securities	Securities			Shares	Shares
	Underlying	Underlying			or Units	or Units
	Unexercised	Unexercised	Option	Option	of Stock That	of Stock That
	Options (#)	Options (#)	Exercise	Expiration	Have Not	Have Not
	Exercisable	Unexercisable	Price	Date	Vested	Vested
	(b)	(c)	($/Sh) (e)	(f)	(#)(g)	($) (h) (1)
D. Jonathan Merriman	—	850,000	0.43	5/8/2019	—	—
		2,500,000	1.20	11/11/2019

Peter V. Coleman	—	400,000	0.43	5/8/2019	—	—
		150,000	0.46	7/1/2019
		1,000,000	1.20	11/11/2019

Rob Ford	—	400,000	0.43	5/8/2019	32,143	27,964
		200,000	1.20	11/11/2019

Christopher L. Aguilar (2)	—	—	—	—	—	—

(1)
Amounts in this column for Mr. Ford have been calculated by multiplying the closing price of a share of our common stock on December 31, 2009 ($0.87) by the number of restricted shares that were unvested on such date. Restricted shares vest in full on July 16, 2010.

(2)	Mr. Aguilar served as General Counsel of the Company until April 2009.

DIRECTOR COMPENSATION IN 2009

The following table sets forth information about the compensation earned by members of our Board of Directors during the fiscal year ended December 31, 2009. Mr. D. Jonathan Merriman, who served as Chief Executive Officer and as a Board member, and Mr. Andrew Arno, who served as a Board member and as Merriman Curhan Ford & Co.’s Vice Chairman of the Investment Bank, did not receive any compensation for their service as directors.  Mr. William J. Febbo, who served until January 2009 as the Chief Executive Officer of Panel Intelligence, LLC, a subsidiary of the Company, and as a Board member also did not receive any compensation for his service as a director while an employee.  Upon the sale of Panel Intelligence, LLC, Mr. Febbo began receiving compensation for his service as Director.

For the year ended December 31, 2009, directors did not receive any compensation in the form of participation in non-equity incentive or pension plans, or any other form of compensation other than awards of cash, stock, and stock options. The Company’s director compensation program for 2009 took into consideration service on committees of the Board. For service on the Board and attendance at the four scheduled quarterly meetings, each of our independent directors was awarded, on an annual basis, a cash award, a number of fully vested shares, and shares of stock options immediately exercisable. The number of shares and of stock options awarded was determined by a value established by the Board prior to the beginning of the year and the price of the Company’s share of common stock on the grant date.  As the Board and each committee have four scheduled meetings each year, one-fourth of each Director’s award was granted on each of the scheduled meeting dates, provided the Director attended. Additional meetings (whether by phone or in person) were scheduled as necessary for which no additional compensation was awarded. Directors who served on any of the Board’s committees were awarded an additional number of shares for each committee.

As Chairman, Mr. Thompson’s compensation was also in the form of cash, shares of fully vested stock, and of stock options.  The number of stock and stock options was higher relative to other directors.

Accordingly, the compensation earned by our Directors in 2009 was as follows:

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c) (1)	Option Awards ($) (d) (2)	All Other Compensation ($) (e)	Total ($) (f)
John M. Thompson, Chair	50,000	25,000	7,983	—	82,983
Andrew Arno (3)	—	—	—	—	—
Douglas G. Bergeron (4)	—	4,375	—	—	4,375
Ronald L. Chez (5)	—	—	—	83,670	83,670
William J. Febbo (6)	20,000	10,000	3,193	—	33,193
D. Jonathan Merriman (7)	—	—	—	—	—
Dennis G. Schmal	20,000	10,000	3,193	—	33,193
Jeffrey M. Soinski	20,000	10,000	3,193	—	33,193

(1)
The amounts in this column reflect the value of the shares of stock awarded, calculated by multiplying the closing price of a share of our common stock on the applicable grant date by the number of shares awarded on such date. All grants were made on the day of the Board meeting, were immediately vested and any restrictions were removed.

(2)
The directors received stock options for one quarter of service in 2009 at a grant date fair value of $0.2746 per share. The values of the stock options are calculated through the use of the Black-Scholes model as of the grant date, in accordance with FASB ASC Topic 718.

(3)
Mr. Andrew Arno is the Vice Chairman of the Company’s operating subsidiary, Merriman Curhan Ford & Co., for which compensation is not included in this table. In accordance with Company practice, employees of the Company and its subsidiaries do not receive additional compensation for service on the Board.

(4)	Mr. Bergeron joined the board of directors in 2009. His compensation reflects his service for the period of the year during which he served.

(5)
Mr. Chez chairs the Strategic Advisory Committee of the board of directors. His monthly compensation for such service is the grant of ten-year warrants to purchase 25,000 shares of the Company’s common stock at an exercise price of $0.65 per share. Mr. Chez has declined to receive additional compensation for service on the Board.

(6)
In 2008, Mr. Febbo was also the Chief Executive Officer of Panel Intelligence LLC, a subsidiary of the Company, which was sold in January of 2009. As Mr. Febbo was no longer an employee of the Company or its subsidiaries, he began receiving compensation for service on the Board.

(7)
Mr. Merriman is also the Chief Executive Officer of the Company for which compensation is not included in this table. In accordance to Company practice, employees of the Company and its subsidiaries do not receive additional compensation for service on the Board.

The Board of Directors annually reviews the Company’s director compensation program.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about the Company’s common stock that may be issued upon the exercise of options and warrants under all of our existing equity compensation plans as of December 31, 2009 including the 1999 Stock Option Plan, the 2000 Stock Option and Incentive Plan, the 2001 Stock Option and Incentive Plan, the 2003 Stock Option and Incentive Plan, the 2009 Stock Incentive Plan, the 2006 Directors’ Stock Option and Incentive Plan, and the 2002 Employee Stock Purchase Plan.

			Number of
	Number of		Securities
	Securities to	Weighted-	Remaining
	be Issued	Average	Available
	Upon	Exercise	For Future
	Exercise of	Price of	Issuance
	Outstanding	Outstanding	Under Equity
	Options and	Options and	Compensation
Plan Category	Warrants	Warrants	Plans

Equity compensation plans approved by stockholders:
1999 Stock Option Plan (expired 12/30/08)	65,865	$4.47	-
2000 Stock Option and Incentive Plan (expired 2/28/10)	365,797	$1.29	206,753
2001 Stock Option and Incentive Plan	443,243	$0.80	50,032
2003 Stock Option and Incentive Plan	3,644,879	$1.03	345,025
2009 Stock Incentive Plan	4,945,000	$1.16	3,011,462
2006 Directors’ Stock Option and Incentive Plan	98,838	$0.43	5,069
2002 Employee Stock Purchase Plan	-	$-	-
Equity compensation not approved by stockholders	25,001	$49.00	-

Equity compensation not approved by stockholders includes shares in a Non-Qualified option plan approved by the Board of Directors of Ratexchange Corporation (now known as Merriman Curhan Ford Group, Inc.) in 1999 and a Non-Qualified option plan that is consistent with the American Stock Exchange Member Guidelines, Rule 711, approved by the Board of Directors in 2004. The American Stock Exchange guidelines require that grants from the option plan be made only as an inducement to a new employee, that the grant be approved by a majority of the independent members of the Compensation Committee and that a press release is issued promptly disclosing the terms of the option grant. The Non-Qualified option plan that was established in accordance with the American Stock Exchange guidelines is considered a pre-existing plan, and is thus considered acceptable under the NASDAQ Stock Market guidelines.  The Company’s shares of common stock are listed on NASDAQ under the symbol MERR.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

William J. Febbo has been a Director of the Company since April 2007. Mr. Febbo was Chief Executive Officer and founder of MedPanel, Inc., or MedPanel, an online medical market intelligence firm, from January 1999 to April 2007. At MedPanel, Mr. Febbo oversaw the company's sales, marketing, technology, finance and content development organizations. Mr. Febbo also owned approximately 18% of the common stock of MedPanel on a fully diluted basis. In April 2007, MedPanel, was acquired by the Company pursuant to an Agreement and Plan of Merger, a binding agreement which was signed in November 2006, and became Panel Intelligence, LLC, a subsidiary of the Company. One of the terms of the Agreement and Plan of Merger was that the Company would use its best efforts to cause Mr. Febbo to be elected to the Company’s Board of Directors on which he remains. Under the terms of this Agreement and Plan of Merger, the Company paid $6.5 million in common stock for MedPanel. The selling stockholders of MedPanel would have been entitled to additional consideration on the third anniversary from the closing based upon Panel Intelligence, LLC (a Delaware corporation) achieving specific revenue and profitability milestones. The payment of the incentive consideration would have been 50% in cash and 50% in the Company’s common stock and may not exceed $11,455,000.  The payment of the incentive consideration did not occur as the milestones for additional consideration were deemed unachievable and therefore no longer of value to previous MedPanel Shareholders.

Mr. Febbo and other investors formed Panel Intelligence, LLC (a Massachusetts corporation), which acquired the assets of Panel Intelligence, LLC (a Delaware corporation) from the Company on January 30, 2009.  The acquisition consideration was $1.1 million, consisting of $1 million in cash and the return of a number of shares of the Company’s common stock received in the acquisition MedPanel with a value of $100,000.  Mr. Febbo continues to serve on the Company’s Board of Directors but ceased to be an employee of the Company.

The Company formed a Strategic Advisory Committee of the Board of Directors chaired by Mr. Ronald L. Chez, the lead investor in the Series D Convertible Preferred Stock strategic transaction. During the first year, the Chair of the Committee will be compensated with warrants to purchase 300,000 shares the Company’s common stock at $0.65, to be issued pro rata on a monthly basis. As of December 31, 2009, 93,333 warrants were issued to Mr. Chez in connection with his service on the Committee. To date, Mr. Chez is the sole member of the Committee. No other compensation arrangement for service on the Committee has been made. Mr. Chez receives no additional compensation for his service on the Board of Directors.

On May 29, 2009, the Company issued and sold $625,000 in principal amount of Secured Convertible Promissory Notes to a group of accredited investors, including Mr. D. Jonathan Merriman, the Company’s Chief Executive Officer, and Mr. Ronald L. Chez, who later joined the Company’s Board of Directors in September 2009.  Mr. Merriman purchased $50,000 and Mr. Chez, $100,000 of the note.  The note carried an interest of 11% per annum, payable on maturity.  Both the interest and accrued interest were convertible in shares of the Company’s common stock at $0.50 per share.  The principal and interest accrued under the Note was converted into investment in the Company’s Series D Convertible Preferred Stock transaction of September 2009.  In connection with the transaction, Mr. Merriman received ten-year warrants to purchase 75,000 shares of the Company’s common stock at $0.50 per share.  Mr. Chez received ten-year warrants to purchase 150,000 shares of the Company’s stock at $0.50 per share. Both Mr. Merriman’s and Mr. Chez’s warrants remain outstanding.

Prior to Mr. Chez joining the Board, the Company issued and sold a secured promissory note (“Note”) to Mr. Chez in the principal amount of $500,000 from the Company in July 2009.  The Note was issued in a private placement to Mr. Chez as an accredited investor exempt from registration requirements.  The Note carried an interest rate of 9% per annum, payable on maturity.  The principal and interest accrued under the Note was converted into investment in the Company’s Series D Convertible Preferred Stock strategic transaction of September 2009.  The Note was issued with ten-year warrants to purchase 1,162,791 shares of the Company’s common stock at $0.65 per share, which remain outstanding.  The Note was personally guaranteed by Messrs. Merriman and Coleman.

Messrs. Merriman and Coleman each originally received ten-year warrants to purchase 581,395 shares of the Company’s common stock at $0.65 per share as compensation for their personal guarantees.  Subsequent to issuance, Messrs. Merriman and Coleman each transferred ownership of 228,327 warrants to Mr. Chez and retained ownership of 290,698 warrants each.  The balance of 62,370 warrants were transferred by each of Messrs. Merriman and Coleman to third parties in connection with investments in the Company’s Series D Preferred Convertible Stock strategic transaction of September 2009.

 On September 8, 2009, the Company closed its strategic transaction of $10.2 million.  The Company issued approximately 23,721,000 shares of Series D Convertible Preferred Stock valued at $0.43 to approximately 50 accredited investors including certain executive officers of the Company, including Messrs. Merriman, Coleman, and Ford; and directors, including Messrs. Chez, Thompson, Arno, Bergeron, Febbo, Schmal and Soinski.  Each share of the Series D Convertible Preferred Stock is convertible to one share of the Company’s common stock.  For each share of the Series D Convertible Preferred Stock, the Company also issued to the same investor a five-year warrant to purchase one share of the Company’s common stock at the exercise price of $0.65.  The stock and warrants were issued in a private placement exempt from registration requirements pursuant to Regulation D of the Securities Act of 1933, as amended.  Mr. Chez acquired $3,400,000 of the Series D Convertible Preferred Stock and associated warrants.  Mr. Arno acquired $690,000, and Mr. Bergeron, $800,000.

On September 8, 2009, the Company settled with seven litigants, including DGB Investments, Inc. (“DGB”), a private investment company.  Mr. Douglas G. Bergeron is the Chief Executive Officer and sole board member of DGB.  Subsequent to the settlement, Mr. Bergeron joined the Company’s Board of Directors.  Under the terms of the settlement, the Company issued five-year warrants to purchase the Company’s common stock at an exercise price of $0.65 per share to the litigants.  The Company issued such warrants to purchase 105,846 shares to DBG.  In addition, the Company assigned to the litigants, including DGB, certain rights to collect potential judgment awards in the litigation against the Company’s insurance company, XCEL Insurance.

On August 12, 2009, the Company obtained a Temporary Secured Demand Note (“Demand Note”) in the amount of $1,329,000 from the D. Jonathan Merriman Living Trust (“Trust”) as a subordinated loan.  The trustee of the Trust, D. Jonathan Merriman, is also the Chief Executive Officer of the Company.  The Demand Note was collateralized by securities held in a brokerage account at a third party by the Trust.  The Demand Note was repaid on September 23, 2009 and the securities were transferred back to the Trust.  The Company compensated the Trust with total interest and fees in the amount of $179,000, the majority of which was reinvested in the Series D Convertible Preferred Stock transaction.

On July 29, 2009, Mr. D. Jonathan Merriman, the Company’s CEO, made a short-term loan to the Company in the amount of $200,000.  Mr. Merriman’s loan was repaid on August 5, 2009.  Mr. Merriman forgave the interest on his loan.

It is the policy for the Board to review all related party transactions and to secure approval by a majority of disinterested directors. Applying such policy is the responsibility of each disinterested director for each transaction. Such policy regarding related party transactions is not in writing; as such, the General Counsel and the Corporate Secretary are responsible for advising on the application of such policies.

Director Independence

The listing standards of The NASDAQ Stock Market require that a majority of our Board of Directors be comprised of independent directors. The Board has determined that the following members of the Board are independent, consistent with the guidelines of The NASDAQ Stock Market: John M. Thompson, Dennis G. Schmal, Jeffrey M. Soinski, Ronald L. Chez, and Douglas G. Bergeron. The board based this determination primarily on a review of the responses of our directors and executive officers to questions regarding employment and compensation history, affiliations, and family and other relationships, as well as on discussions with the directors.  Accordingly, only independent members of the Board constitute its Audit Committee, Nominating and Corporate Governance Committee and its Compensation Committee.

PROPOSAL 2:  AMENDMENT OF CERTIFICATE OF INCORPORATION TO CHANGE THE NAME OF THE COMPANY TO MERRIMAN HOLDINGS, INC.

The Board of Directors has approved, and recommends that stockholders approve, adoption of an amendment to the Company’s Certificate of Incorporation changing the Company’s name from Merriman Curhan Ford Group, Inc. to Merriman Holdings, Inc.

In view of the resignations of Gregory S. Curhan and Robert E. Ford, the Board feels that the current name of the Company is no longer appropriate and may confuse the public.  The Company also intends to change the name of its subsidiary Merriman Curhan Ford & Co. to Merriman & Co.

The amendment to the Certificate of Incorporation changing the Company’s name to Merriman Holdings, Inc., if approved by stockholders, will be effective upon the execution, acknowledgement and filing of a certificate of amendment with the Delaware Secretary of State. The Certificate of Amendment changing the Company’s name may be filed before, concurrently with, or after the Certificate of Amendment effecting a reverse stock split contained in Proposal 3, and may be filed whether or not Proposal 3 is approved.

This summary of the amendment is qualified in its entirety by reference to the amendment itself, “Certificate of Amendment of Certificate of Incorporation of Merriman Curhan Ford Group, Inc.” a copy of which is attached hereto as Annex A.

Required Vote

The affirmative vote of the holders of at least a majority of the issues and outstanding shares of common stock and Series D Preferred Stock, voting together as a single class, is required to amend the Company’s Certificate of Incorporation to change the Company’s name.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF THE PROPOSAL TO ADOPT AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION CHANGING THE COMPANY’S NAME TO MERRIMAN HOLDINGS, INC.

PROPOSAL 3:  AMENDMENT OF CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT AT A RATIO OF 1-FOR-7

The Board recommends that the stockholders approve the authority of the Board to amend the Company’s Certificate of Incorporation to effect a reverse stock split of the outstanding common stock at a ratio of 1-for-7 shares. The Board unanimously adopted resolutions seeking stockholder approval to amend the Company’s Certificate of Incorporation to effect a reverse stock split of the Company’s common stock at its regular meeting held on May 5, 2010.

If a reverse stock split is effected, seven (7) shares of outstanding common stock will be automatically converted into one (1) share of common stock, and the market price of the Company’s common stock should increase proportionately. As of [June ____], 2010, the Company had approximately [______________] shares of common stock issued and outstanding and the closing price of the Company’s common stock as quoted on NASDAQ was $[_____] per share.

The reverse stock split would only become effective upon filing a Certificate of Amendment to the Company’s Certificate of Incorporation (the “Certificate of Amendment”). The form of Certificate of Amendment to effect the reverse stock split is attached to this Proxy Statement as Annex B and the following discussion is qualified in its entirety by the full text of the Certificate of Amendment.

Approval of this proposal by the Company’s stockholders would give the Board authority to implement the reverse stock split at any time within two years of the stockholders’ authorization of such action by this proposal. In addition, notwithstanding approval of this proposal by the stockholders, the Board may, in its sole discretion, determine not to effect, and to abandon, the reverse stock split without further action by the Company’s stockholders.  The Certificate of Amendment effecting a reverse stock split may be filed before, concurrently with, or after Certificate of Amendment changing the Company’s name contained in Proposal 2, and may be filed whether or not Proposal 2 is approved.

Purposes of the Reverse Stock Split

On March 4, 2010 the Company received notice from the NASDAQ Stock Market that the company is not currently in compliance with the requirements of NASDAQ Listing Rule 5550(a)(2), which requires listed securities to maintain a minimum bid price of $1.00 per share.  If the bid price is not increased and in compliance with NASDAQ rules by August 31, 2010, we will be subject to delisting from the NASDAQ Capital Market.  The Board believes that it is in the best interest of stockholders to remain listed.

The Board also believes that an increased stock price may encourage investor interest and improve the marketability of the Company’s common stock to a broader range of investors, and thus improve liquidity. Because of the trading volatility often associated with low-priced stocks, many brokerage firms and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. The Board believes that the anticipated higher market price resulting from a reverse stock split may reduce, to some extent, the negative effects on the marketability and liquidity of the common stock inherent in some of the policies and practices of institutional investors and brokerage firms described above.

Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of the Company’s common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher.

The Board also believes that many investors pay commissions that are based on the number of shares bought or sold. Because of the Company’s relatively low stock price, an investor desiring to invest a fixed amount of money in the Company’s stock will buy more shares, and thus may pay more in commissions, than if the Company’s stock price was higher. The Board believes that if a reverse stock split is effected, stockholders may pay significantly lower total commissions when they pay commissions based on the number of shares bought or sold. Lower commissions may also make the Company’s stock a more attractive investment to additional investors.

A higher share price may give the Company the added flexibility to list its shares on a different stock exchange or quotation service, although the Company has no current plans to do so.

The Board also believes that a higher per share market price for the Company’s common stock may help the Company attract and retain employees. The Board believes that some potential employees are less likely to work for a company with a low stock price, regardless of the company’s market capitalization. However, again, there can be no assurance as to the market prices for the Company’s common stock after the reverse stock split or that increased market prices for the Company’s common stock will in fact enhance our ability to attract and retain employees.

Potential Risks of the Reverse Stock Split

If the Board effects a reverse stock split, there can be no assurance that the price of the common stock will continue at a level in proportion to the reduction in the number of outstanding shares resulting from the reverse stock split. For example, based on the closing price on NASADQ of the Company’s common stock on June [___], 2010 of $[_____] per share, if the Board decided to implement a reverse stock split at a ratio of 1-for-7, there can be no assurance that the post-split market price of the Company’s common stock would be $[_____] or greater. Accordingly, the total market capitalization of the Company’s common stock after the proposed reverse stock split may be lower than the total market capitalization before the proposed reverse stock split.

Additionally, the liquidity of the Company’s common stock could be affected adversely by the reduced number of shares outstanding after the reverse stock split. Although the Board believes that a higher stock price may help generate investor interest, there can be no assurance that the reverse stock split will result in a per-share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. As a result, any decreased liquidity that may result from having fewer shares outstanding may not be offset by increased investor interest in the Company’s common stock.

Other negative factors associated with a reverse stock split include:  the negative perception of reverse stock splits held by some investors, analysts, and other stock market participants; the fact that the stock price of some companies that have effected reverse stock splits has subsequently declined back to pre-reverse stock split levels; and the costs associated with implementing a reverse stock split

Principal Effects of a Reverse Stock Split

If the Board effects a reverse stock split, the Company’s outstanding shares of common stock will be reduced by the reverse stock split ratio of 1-for-7 and the market price of the Company’s common stock on NASDAQ should increase proportionately. Similarly, the number of shares that may be acquired upon the exercise of our outstanding options and warrants will decrease and the exercise price under these options and warrants will increase proportionately, in each case as described below.

Common Stock

The Company’s common stock is currently registered under Section 12(b) of the Securities Exchange Act of 1934 (the “Exchange Act”), and the Company is subject to the periodic reporting and other requirements of the Exchange Act. The reverse stock split will not affect the registration of the Company’s common stock under the Exchange Act. If the reverse stock split is implemented, the Company’s common stock will continue to be listed on NASDAQ under the symbol “MERR,” although the Board expects that an additional letter will be temporarily appended to the Company’s trading symbol after the reverse stock split to provide stockholders with notice of the action.

After the effective date of the 1-for-7 reverse stock split, each stockholder will own fewer shares of the Company’s common stock. However, the reverse stock split will affect all of the Company’s stockholders uniformly and will not affect any stockholder’s percentage ownership interests in the Company, except to the extent that the reverse stock split results in any of the Company’s stockholders owning a fractional share, as described below. Proportionate voting rights and other rights of the holders of the Company’s common stock will not be affected by the reverse stock split other than as a result of the payment of cash in lieu of fractional shares. A reverse stock split is likely to result in some stockholders owning “odd-lots” of fewer than 100 shares of common stock. Brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions on “round-lots” of even multiples of 100 shares.

The reverse stock split would not change the number of authorized shares of common stock designated by the Company’s Certificate of Incorporation. Currently, the Company has authorized 300,000,000 shares of common stock. Thus, because the number of issued and outstanding shares of common stock would decrease, the number of shares remaining available for issuance under the Company’s Certificate of Incorporation would increase. These additional shares of common stock would be available for issuance from time to time for corporate purposes such as raising additional capital, acquisitions of companies or assets, and sales of stock or securities convertible into or exercisable for common stock. The Board believes that the availability of the additional shares will provide the Company with the flexibility to meet business needs as they arise and to take advantage of attractive opportunities. If the Company issues additional shares for any of these purposes, the ownership interest of the Company’s current stockholders would be diluted in the same manner as would result in any other share issuance.

This proposal has been prompted solely by the business considerations discussed in the preceding paragraphs. Nevertheless, the additional shares of common stock that would become available for issuance if a reverse stock split is effected could also be used by the Company’s management to oppose a hostile takeover attempt or delay or prevent changes in control. Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect, the reverse stock split is not being proposed in response to any effort of which the Board is aware to accumulate the shares of the Company’s common stock or obtain control of the Company, nor is it part of a plan by the Company’s management to recommend a series of similar amendments to the Board and stockholders. The Board is not aware of any pending takeover or other transactions that would result in a change in control of the Company.

Options and Warrants

All outstanding options and warrants to purchase shares of the Company’s common stock, including those held by the Company’s officers and directors, would be adjusted as a result of the 1-for-7 reverse stock split. In particular, the number of shares issuable upon the exercise of each instrument would be reduced, and the exercise price per share, if applicable, would be increased, in accordance with the terms of each instrument and based on the 1-for-7 ratio of the reverse stock split. For example, if an employee had an option under the Company’s Stock Option and Incentive Plan to purchase 7,000 shares of common stock at $1.00 per share, and if the Board effected a 1-for-7 reverse stock split, that option after the reverse stock split would represent the right to purchase 1,000 shares of common stock at a price of $7.00 per share. Also, the number of shares reserved for issuance under the Company’s existing stock option and incentive plan would be reduced proportionally based on the 1-for-7 ratio of the reverse stock split.

Fractional Shares

No fractional share shall be issued in connection with the foregoing reverse stock split.  All shares of common stock that are held by a stockholder will be aggregated and each fractional share resulting from such aggregation of common stock held by such stockholder shall be exchanged for a cash payment in U.S. dollars equal to such fraction multiplied by seven times the average of the closing bid and asked price per share of Common Stock as quoted on the NASDAQ Stock Market for the five trading days immediately preceding the effective date of the reverse stock split.

Procedure for Effecting a Reverse Stock Split and Exchange of Stock Certificates

If the Company’s stockholders approve this proposal and the Board decides to effectuate a reverse stock split, the Company will file the Certificate of Amendment with the Delaware Division of Corporations. The reverse stock split will become effective at the time specified in the amendment, which the Board expects to be the next business day after the filing of the amendment, and which the Board refers to as the “Effective Date.”

As of the Effective Date of the reverse stock split, each certificate representing shares of the Company’s common stock before the reverse stock split would be deemed, for all corporate purposes, to evidence ownership of the reduced number of shares of the Company’s common stock resulting from the reverse stock split, except that holders of unexchanged shares would not be entitled to receive any dividends or other distributions payable by the Company after the Effective Date until they surrender their old stock certificates for exchange. All shares underlying options and warrants and other securities would also be automatically adjusted on the Effective Date.

The Company’s transfer agent, OTC Stock Transfer, Inc., is expected to act as the exchange agent for purposes of implementing the exchange of stock certificates. As soon as practicable after the Effective Date, stockholders and holders of securities exercisable for the Company’s common stock would be notified of the effectiveness of the reverse stock split. Stockholders of record would receive a letter of transmittal requesting them to surrender their old stock certificates for new stock certificates reflecting the adjusted number of shares as a result of the reverse stock split. Beneficial holders (persons who hold their shares in brokerage accounts or “street name”) would not be required to take any further actions to effect the exchange of their shares. No new certificates would be issued to a stockholder until such stockholder has surrendered any outstanding certificates together with the properly completed and executed letter of transmittal to the exchange agent. Until surrender, each certificate representing shares before the reverse stock split would continue to be valid and would represent the adjusted number of shares based on the 1-for-7 ratio of the reverse stock split. Stockholders should not destroy any stock certificate and should not submit any certificates until they receive a letter of transmittal.

Accounting Matters

Because the Company’s common stock has no par value, the reverse stock split will not affect the stated capital on the Company’s balance sheet attributable to the common stock. If the Company elects to pay the cost of fractional shares, instead of authorizing its transfer agent to accumulate fractional shares and sell the corresponding whole shares into the market for such purposes, such costs will be deducted from the common stock account on the balance sheet. The per share net income or loss and per share net book value of the common stock will be increased as a result of the reverse stock split, because there will be fewer shares of common stock outstanding. In addition, all per-share income and loss numbers for prior years will be restated to reflect the reverse stock split.

No Dissenters Rights

In connection with the approval of the reverse stock split, stockholders of the Company will not have a right to dissent and obtain payment for their shares under Delaware law or the Company’s Certificate of Incorporation or bylaws.

No Appraisal Rights

Under the Delaware General Corporation Law, stockholders will not be entitled to exercise appraisal rights in connection with the reverse stock split, and the Company will not independently provide stockholders with any such right.

Tax Consequences for Common Stockholders

The following discussion sets forth the material United States federal income tax consequences that management believes will apply with respect to the Company and the stockholders of the Company who are United States holders at the effective time of the reverse stock split. This discussion does not address the tax consequences of transactions effectuated prior to or after the reverse stock split, including, without limitation, the tax consequences of the exercise of options, warrants, or similar rights to purchase stock. Furthermore, no foreign, state, or local tax considerations are addressed herein. For this purpose, a United States holder is a stockholder that is: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

No gain or loss should be recognized by a stockholder upon his or her exchange of pre-reverse stock split shares for post-reverse stock split shares. The aggregate tax basis of the post-reverse stock split shares received in the reverse stock split will be the same as the stockholder’s aggregate tax basis in the pre-reverse stock split shares exchanged therefor. The stockholder’s holding period for the post-reverse stock split shares will include the period during which the stockholder held the pre-reverse stock split shares surrendered in the reverse stock split.

Tax Consequences for the Company

We should not recognize any gain or loss as a result of the reverse stock split.

Required Vote

The affirmative vote of the holders of at least a majority of the issues and outstanding shares of common stock and Series D Preferred Stock, voting together as a single class, is required to amend the Company’s Certificate of Incorporation to effect a reverse stock split of the outstanding common stock at a ratio of 1-for-7 shares.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE AMENDMENTS TO THE AMENDED CERTIFICATE OF INCORPORATION TO EFFECT A 1-FOR-7 REVERSE STOCK SPLIT.

PROPOSAL 4: RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2009

The Audit Committee has selected the firm of Burr Pilger Mayer, Inc. as our independent registered public accounting firm for the fiscal year ending December 31, 2010. Burr Pilger Mayer, Inc. has served as our independent registered public accounting firm since August 25, 2009. If the stockholders do not ratify the selection of Burr Pilger Mayer, Inc. as our independent registered public accounting firm, the selection of such independent registered public accounting firm will be reconsidered by the Audit Committee.

Representatives of Burr Pilger Mayer, Inc. are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
 STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF BURR PILGER MAYER, INC.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS’ FEES

Burr Pilger Mayer, Inc. (“BPM”) served as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2009 and is serving in such capacity for the current fiscal year.  BPM was engaged in August 2009.  Representatives of BPM were available at the Annual Stockholders’ Meeting in 2009 and are expected to be available in future Annual Stockholders’ Meetings. Such representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The aggregate fees billed by BPM for professional services to the Company were $505,500 in 2009.  Ernst & Young served as the Company’s independent registered public accounting firm for the fiscal year ended 2008.

Audit Fees.  The aggregate fees billed by BPM for professional services rendered for the audit of the Company’s annual financial statements, the review of the Company’s quarterly financial statements, the audit of management’s report on the effectiveness of the Company’ s internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002, and services that are normally provided in connection with statutory and regulatory filings or engagements were approximately $440,700 in 2009.  Ernst & Young’s aggregated fees billed for professional services rendered for the audit in 2009 were $185,500 and in 2008 were $885,800.

Audit Related Fees.  There were no aggregate fees billed by BPM or Ernst & Young for 2009 and 2008, respectively, for professional assurance and related services reasonably related to the performance of the audit of the Company’s financial statements, but not included under Audit Fees.

Tax Fees.  The aggregate fees billed by BPM for professional services for tax compliance, tax advice and tax planning were $0 in 2009.  Ernst & Young’s aggregated fees billed for professional services for tax compliance in 2008 was $25,500.These fees primarily related to consultation for the preparation of the Company’s Federal, state and local tax returns. These fees also related to assisting the Company with analyzing shifts in the ownership of the Company’s stock for purposes of determining the application of Section 382 of the Internal Revenue Code to the Company.

All Other Fees.  The aggregate fees for all other services rendered by BPM were $64,800 in 2009, which primarily related to non-audit services performed prior to BPM being appointed as the independent registered public accounting firm for the Company. Ernst & Young’s aggregated fees billed for all other services rendered in 2008 were $0.

The Audit Committee has formal policies and procedures in place with regard to the approval in advance of all professional services provided to the Company by its independent registered public accountants. With regard to audit fees, the Audit Committee reviews the annual audit plan and approves the estimated annual audit budget in advance. With regard to tax services, the Audit Committee reviews the description and estimated annual budget for tax services to be provided by the Company’s tax consultants in advance. During 2009, the Audit Committee approved all of the independent registered public accountants’ fees in advance.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of each class of our voting securities as of March 31, 2010, by (a) each person who is known by us to own beneficially more than five percent of each of our outstanding classes of voting securities, (b) each of our directors, (c) each of the named executive officers and (d) all directors and executive officers as a group.

	Common Stock		Series D Convertible Preferred Stock (1)
Name of Beneficial Owner	Beneficially Owned	Percent (2)	Beneficially Owned	Percent (2)
D. Jonathan Merriman	1,347,377	9%	232,558	1%
Peter V. Coleman	623,256	4%	232,558	1%
Robert E. Ford	458,139	3%	58,139	*
Christopher L. Aguilar	—	—	—	—
John M. Thompson (3)	214,620	2%	116,279	*
Ronald L. Chez	10,192,375	43%	7,906,976	34%
Andrew Arno (4)	1,895,346	13%	1,895,346	8%
Douglas G. Bergeron	1,871,488	12%	1,860,465	8%
Dennis G. Schmal	192,194	1%	116,279	*
Jeffrey M. Soinski	147,307	1%	116,279	*
William J. Febbo	419,195	3%	116,279	*
All directors and executive officers as a group [11 persons] (5)	17,361,297	56%	12,651,158	55%
Highfields Capital Management LP (6)
John Hancock Tower
200 Clarendon Street
Boston, MA 02116	1,146,461	8%	—	—
Grand Slam Capital Master Fund Ltd 2200 Fletcher Ave Fort Lee, NJ 07024	1,163,000	8%	1,163,000	5%
Almond Ventures LLC P.O. Box 2100 Mill Valley, CA 94942	1,000,000	7%	1,000,000	4%
Michael E. Marrus	930,232	6%	930,232	4%
Thomas Unterberg	813,953	6%	813,953	4%

*	Less than one percent.

(1)	Ownership of all Series D Convertible Preferred Stock shares was a result of investment in the Company’s strategic transaction of September 8, 2009.

(2)
Applicable percentage ownership is based on 13,593,131 shares of common stock outstanding as of March 31, 2010. Pursuant to the rules of the Securities and Exchange Commission, shares shown as “beneficially” owned include all shares of which the persons listed have the right to acquire beneficial ownership within 60 days of March 31, 2010, including (a) shares subject to options, warrants or any other rights exercisable within 60 days March 31, 2010, even if these shares are not currently outstanding, (b) shares attainable through conversion of other securities, even if these shares are not currently outstanding, (c) shares that may be obtained under the power to revoke a trust, discretionary account or similar arrangement and (d) shares that may be obtained pursuant to the automatic termination of a trust, discretionary account or similar arrangement. This information is not necessarily indicative of beneficial ownership for any other purpose. Our directors and executive officers have sole voting and investment power over the shares of common stock held in their names, except as noted in the following footnotes.

(3)	This amount shown as owned by Mr. Thompson includes 72,953 shares of common stock which was transferred to family members. Mr. Thompson disclaims beneficial ownership of these shares.

(4)
This aggregate amount shown as owned by Mr. Arno includes (i) 145,348 shares of Series D Convertible Preferred Stock and warrants to purchase 145,348 shares of Common Stock held by each of MJA Investments LLC and JBA Investments LLC and (ii) 209,302 shares of Series D Convertible Preferred Stock and exercise of warrants to purchase 209,302 shares of Common Stock held by an individual retirement account for the benefit of Mr. Arno. Mr. Arno serves as investment advisor to each of MJA Investments LLC and LBA Investments LLC and disclaims all beneficial ownership of the securities held by each of those entities.

(5)	All directors and executive officers have the business address of 600 California Street, 9 th Floor, San Francisco, CA 94108.

(6)
According to Schedule 13G/A filed February 16, 2009, Highfields Capital Management, LP is the investment manager to each of three funds: Highfields Capital I LP, Highfields Capital II LP, and Highfields Capital III LP (collectively the “Funds”). The Funds directly own 1,146,461 shares of common stock. Highfields Capital Management, LP; Highfields GP, LLC, the general partner of Highfields Capital Management, LP; Highfields Associates, LLC, the general partner of the Funds; Jonathon S. Jacobson, a Managing Member of Highfields GP and a Senior Managing Member of Highfields Associates; Richard L. Grubman, a Managing Member of Highfields GP and a Senior Managing Member of Highfields Associates are each members of a voting group that have voting power over the shares. Highfields Capital I LP has sole voting power over 117,912 of the shares. Highfields Capital II LP has sole voting power over 225,448 of the shares. Highfields Capital III LP, a Cayman Islands, B.W.I., has sole voting power over 803,101 of the shares. The securities were acquired from the Company as part of a private placement closed on April 3, 2003.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers to file reports with the SEC on Forms 3, 4 and 5 for the purpose of reporting their ownership of and transactions in the Company’s equity securities.  During 2009, Ronald L. Chez filed three reports on Form 4 late and D. Jonathan Merriman filed one report on Form 4 late.

STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

If you wish to submit proposals to be included in Merriman Curhan Ford Group, Inc.’s 2011 proxy statement, we must receive them no later than March 3, 2011.  Please address your proposals to the Corporate Secretary.

If you wish to raise a matter before the stockholders at the year 2011 annual meeting, you must notify the Secretary in writing by no later than June 26, 2011. If you do not notify us before June 26, 2011, our management will have discretionary authority to vote all shares for which it has proxies in opposition to the matter. Please note that this requirement relates only to matters you wish to bring before your fellow stockholders at the annual meeting. It is separate from the SEC’s requirements to have your proposal included in next year’s proxy statement.

ANNUAL REPORT ON FORM 10-K

Our 2009 Annual Report to Stockholders was prepared on an integrated basis with our Annual Report on Form 10-K, as amended, for the year ended December 31, 2009, and accompanies this proxy statement. Stockholders may obtain a copy of the exhibits to the Company’s Form 10-K, as amended, for the year ended December 31, 2009, upon payment of a reasonable fee by writing to Merriman Curhan Ford Group, Inc., 600 California Street, 9th Floor, San Francisco, California 94108, Attention: Corporate Secretary.

By Order of the Board of Directors

Michael C. Doran
Secretary

ANNEX A

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
MERRIMAN CURHAN FORD GROUP, INC.

Merriman Curhan Ford Group, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

I.  That the Board of Directors of the Corporation has duly adopted a resolution proposing and declaring advisable an Amendment to the Certificate of Incorporation of the Corporation changing the name of the Corporation to “Merriman Holdings, Inc.” The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of Merriman Curhan Ford Group, Inc. be amended by changing the Article thereof numbered “FIRST” so that, as amended, said Article shall be and be read as follows:

FIRST: The name of this Merriman Holdings, Inc.

II.  That on [August 10], 2010, the aforesaid amendments were duly adopted by shareholder vote in accordance with the applicable provisions of Section 242 and Section 211 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its authorized officer this [___] day of [_____________], 2010.

By:
D. Jonathan Merriman
Chief Executive Officer

ANNEX B

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
MERRIMAN CURHAN FORD GROUP, INC.

Merriman Curhan Ford Group, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

I.  That the Board of Directors of the Corporation has duly adopted a resolution proposing and declaring advisable an Amendment to the Certificate of Incorporation of the Corporation effecting a 1-for-7 reverse stock split.  The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of Merriman Curhan Ford Group, Inc. be amended by inserting the following paragraph immediately after the second paragraph of Article IV thereof:

1-for-7 Reverse Stock Split Ratio

Effective at 4:30 p.m., New York City time, on the date of filing of this Certificate of Amendment with the Delaware Division of Corporations (the “Reverse Split Effective Time”), every seven issued and outstanding shares of the Common Stock issued and outstanding shall be automatically changed and reclassified, as of the Reverse Split Effective Time and without further action, into one fully paid and nonassessable share of the Common Stock. No fractional share shall be issued in connection with the foregoing reverse stock split; and all shares of Common Stock so split that are held by a stockholder will be aggregated subsequent to the foregoing reverse stock split and each fractional share resulting from such aggregation of Common Stock held by such stockholder shall be exchanged for a cash payment in U.S. dollars equal to such fraction multiplied by seven times the average of the closing bid and asked price per share of Common Stock as quoted on the NASDAQ Stock Market for the five trading days immediately preceding the Effective Date. Any stock certificate that represented shares of Common Stock immediately before the Reverse Split Effective Time shall, automatically and without the need to surrender the same for exchange, represent the number of shares of Common Stock immediately after the Reverse Split Effective Time resulting from the reverse stock split.

II.  That on [August 10], 2010, the aforesaid amendments were duly adopted by shareholder vote in accordance with the applicable provisions of Section 242 and Section 211 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its authorized officer this [___] day of [_____________], 2010.

By:
D. Jonathan Merriman
Chief Executive Officer

MERRIMAN CURHAN FORD GROUP, INC.
 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD AUGUST 10, 2010
 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints D. Jonathan Merriman and Peter V. Coleman and each of them, as proxies, with full power of substitution, and hereby authorizes them to represent and vote, as designated below, all shares of common stock and / or Series D Preferred Stock of Merriman Curhan Ford Group, Inc., a Delaware corporation, held of record by the undersigned, on June 17, 2010, at the 2010 annual meeting of stockholders to be held on Tuesday, August 10, 2010, at 2:00 p.m., Pacific Time, at Merriman Curhan Ford Group, Inc. headquarters, 600 California Street, 9 th Floor, San Francisco, California 94108, or at any adjournment or postponement thereof, upon the matters set forth below, all in accordance with and as more fully described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, receipt of which is hereby acknowledged.

1.	To elect seven directors.

☐	FOR all nominees listed (except as marked to the contrary below)	☐	WITHHOLD AUTHORITY to vote for all nominees listed

Nominees: D. Jonathan Merriman, Ronald L. Chez, Dennis G. Schmal, William J. Febbo, Jeffrey M. Soinski, Douglas G. Bergeron and Andrew Arno.

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name on the space provided below:

2.	To approve an amendment to the Certificate of Incorporation to change the name of the Company to Merriman Holdings, Inc.

FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	To approve an amendment to the Certificate of Incorporation to effect a reverse stock split at a ratio of 1-to-7;

FOR ☐	AGAINST ☐	ABSTAIN ☐

4.	To ratify the selection of Burr Pilger Mayer, Inc. as Merriman Curhan Ford Group, Inc.’s independent accountants for the fiscal year ending December 31, 2009.

FOR ☐	AGAINST ☐	ABSTAIN ☐

5.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE BOARD OF DIRECTORS’ SEVEN NOMINEES NAMED ABOVE AND FOR EACH OF THE PROPOSALS LISTED ABOVE. PLEASE COMPLETE, SIGN AND DATE THIS PROXY WHERE INDICATED AND RETURN PROMPTLY IN THE ACCOMPANYING PREPAID ENVELOPE.

Signature
Date:
Signature
Date:

Note:
Please sign above exactly as the shares are issued. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, AND DATE AND RETURN THIS PROXY CARD IN THE ENCLOSED ENVELOPE.